EXHIBIT 17.2

May 13, 2005

Tabatha IV, Inc.

6754 West Hinsdale Place

Littleton, CO 80128

To Whom It May Concern:

Effective this date, I am resigning from my position as secretary/treasurer and board member of Tabatha IV, Inc.

Sincerely,

/s/ DIANE THELAN

Diane Thelan